Exhibit 5.1

August 10, 2007

First Consulting Group, Inc.

111 West Ocean Boulevard, 4th Floor

Long Beach, California 90802

Attn: Board of Directors

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the filing by First Consulting Group, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission registering an aggregate of 2,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), to be issued pursuant to the First Consulting Group, Inc. 2007 Equity Incentive Plan (the “Plan”).

In my capacity as General Counsel of the Company, I am familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, I have assumed such proceedings will be timely completed in the manner presently proposed.

As such counsel, I have examined such matters of fact and questions of law considered appropriate for purposes of rendering the opinions expressed below.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

I am opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware (“DGCL”), and I express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and in reliance thereon, I am of the opinion that, upon the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the applicable Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the applicable Plan and the Registration Statement, including, without limitation, receipt of legal consideration in excess of the aggregate par value of the Share issued, the shares will be validly issued, fully paid and nonassessable securities of the Company.

With your consent, I have assumed for purposes of the opinion paragraph above that: (i) the Shares will be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Shares will be recorded in the books of the Company, and (iii) the Company will comply with all applicable notice requirements of Section 151 of the DGCL.

I consent to the filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael A. Zuercher
Michael A. Zuercher
Senior Vice President, Corporate Affairs,
General Counsel and Secretary